EXHIBIT J

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference of our report, dated May 24, 2017, on the annual report of Nysa Fund, a series of the Nysa Series Trust (the "Fund") for the year ended March 31, 2017 in Part B of Post-Effective Amendment No. 29 to the Registration Statement under the Securities Act of 1933 and Post-Effective Amendment No. 30 under the Investment Company Act of 1940 (File Nos. Securities Act File Number:  333-17381 and Investment Company Act File Number, 811-07963), including the reference to our firm under the headings “Financial Highlights” in the Prospectus and  “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

Abington, Pennsylvania

September 29, 2017